Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Receives Fast Track Designation for CG53135

New Haven, CT – December 2, 2004 – CuraGen Corporation (NASDAQ: CRGN) announced today it has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for CG53135, a novel protein therapeutic being developed for the prevention and treatment of oral mucositis (OM). Under the FDA granted designation CG53135 will be investigated for the prevention of OM in patients receiving hematopoietic stem cell transplantation (HSCT) following myeloablative chemotherapy with or without total body irradiation (TBI).

“Oral mucositis is a serious and debilitating side effect resulting from the chemotherapy and radiation used in the treatment of cancer. Patients receiving a bone marrow transplant who develop oral mucositis may experience significant pain which can lead to an inability to eat or drink, and have an increased risk of developing a life-threatening infection,” stated Mary E. Taylor, Vice President of Regulatory Affairs at CuraGen. “As we continue to advance CG53135 through Phase II, we are pleased to have received fast track status and look forward to working closely with the FDA to develop this therapeutic.”

CG53135 is an investigational protein discovered by CuraGen that promotes both epithelial and mesenchymal cell proliferation. Data from the recently completed Phase I program evaluating CG53135 for the prevention of OM in patients receiving high dose chemotherapy followed by hematopoietic stem cell transplantation will be presented on Saturday, December 4th at the 46th Annual Meeting of the American Society of Hematology in San Diego, CA. CG53135 is currently in a Phase II program to evaluate its safety and efficacy for the prevention of OM in patients receiving myeloablative chemotherapy with or without TBI followed by HSCT. An additional Phase I study is being initiated to evaluate the safety and potential efficacy of CG53135 for the treatment of active OM.

Under the FDA Modernization Act of 1997, the Fast Track program facilitates interactions with the FDA before and during the submission of a New Drug Application (NDA) for therapeutics being investigated as a treatment of serious or life-threatening diseases where there is an unmet medical need. The Fast Track program enables a company to file an NDA on a rolling basis as data becomes available. This permits the FDA to review the filing as it is received, rather than waiting for the entire document prior to commencing the review process. With a Fast Track designation, there is an opportunity for more frequent interactions with the FDA and the possibility of a priority review, which could decrease the typical review period.

Background on Oral Mucositis

Oral mucositis is a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. Oral mucositis is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. An effective treatment for oral mucositis has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced teams are advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

SAFE HARBOR

This press release may contain forward-looking statements, including statements about our ability to continue to advance CG53135 through Phase II trials for the prevention and treatment of oral mucositis and our expectation to initiate an additional Phase I study to evaluate the safety and potential efficacy of CG53135 for the treatment of active oral mucositis. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.